Exhibit 99


FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586



                      CONGOLEUM CORPORATION SEEKS TO RETAIN
                          SUBSTITUTE BANKRUPTCY COUNSEL


MERCERVILLE, NJ, October 1, 2004 - Congoleum Corporation (AMEX: CGM) announced today that it has sought Bankruptcy Court authority to retain the law firms Pillsbury Winthrop LLP of New York City and Okin, Hollander & DeLuca L.L.P. of Fort Lee, New Jersey as substitute counsel in its Chapter 11 proceedings. In light of ongoing unresolved disputed litigation concerning the retention of Saul Ewing LLP as counsel, the Bankruptcy Court will be asked to allow Saul Ewing to withdraw after a transition period.

Roger S. Marcus, Chairman of the Board, commented "We are very pleased that a firm such as Pillsbury Winthrop has agreed to represent us. We believe that this change in counsel at this time will help us stay on track towards a successful conclusion of our reorganization. Hiring substitute bankruptcy counsel will avoid the potential ongoing distraction of litigating the Saul Ewing retention further and assure us of continuity of counsel as we seek confirmation of our plan. Saul Ewing has our utmost gratitude and respect for the fine job they have done bringing us to this point."

Congoleum also indicated that it will seek additional time from the Bankruptcy Court at the scheduled October 5, 2004 court date to continue its efforts to address certain concerns raised about its pending reorganization plan.

Mr. Marcus commented further "We believe that we are closer to resolving a number of issues, and that it is worth taking the time now to make our plan as solid as possible and minimize objections to the extent we can. We are optimistic that we will be in a position to proceed with the plan confirmation process in the near future, and anticipate this step will make that process go more smoothly."

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward looking statements. Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and

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experience, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments and availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for asbestos-related claims and other costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (ii) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (iii) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (iv) the response from time-to-time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (v) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and exit financing sufficient to provide it with funding for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (vi) timely obtaining sufficient creditor and court approval of any reorganization plan pursued by Congoleum, (vii) compliance with the United States Bankruptcy Code, including Section 524(g), (viii) developments in, and the outcome of, insurance litigation pending in New Jersey state court, (ix) developments in, and the outcome of, proposed federal legislation that, if adopted, would establish a national trust to provide compensation to victims of asbestos-related injuries that would be funded by assessments against companies with asbestos-related liabilities such as Congoleum, (x) increases in raw material prices, (xi) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xii) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xiii) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xiv) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xv) product warranty costs, and (xvi) changes in distributors of Congoleum's products. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of its plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission.